Exhibit 3.1
MINNESOTA SECRETARY OF STATE AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1. Type or print in black ink.

2. There is a $35.00 fee payable to the Secretary of State for filing this "Amendment of Articles of Incorporation".

3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

SE Global Equities Corp.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

09/15/2005
Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form: 1 )
ARTICLE I
The name of this corporation shall be Sun New Media Inc.

ARTICLE III

A. Authorized Capital. The aggregate number of shares of stock which this corporation shall have the authority to issue is 750,000,000 shares of common stock with a par value of $0.01 per share and 250,000,000 shares of preferred stock with a par value of $0. 01 per share.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Toby Chu
(Signature of Authorized Person)

Name and telephone number of contact person:	Toby Chu	(604)	871-9909
Please print legibly

If you have any questions please contact the Secretary of State's office at (651)296-2803.

RETURN TO: Secretary of State, Business Services Division

180 State Office Bldg., 100 Rev. Dr. Martin Luther King Jr. Blvd

St. Paul, MN 55155-1299, (651)296-2803

Make Check Payable to the "Secretary of State". Your cancelled Check is your receipt.

All of the information on this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.

The Secretary of State's Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance, or political opinions or affiliations in employment or the provision of services. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651)296-2803/Voice. For TTY communication, contact the Minnesota Relay Sevice at 1-800-627- 3529 and ask them to place a call to (651)296-2803.

bus4 Rev. 3-03